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March 1, 2000

Sideware Systems Inc.
1600 - 777 Dunsmuir St.
Vancouver, BC
V7Y 1K4

ATTN:  Grant Sutherland, Chairman

Dear Sirs:

RE:  REGISTRATION STATEMENT ON FORM S-8

We have acted as special counsel to Sideware Systems Inc., a British Columbia corporation (the "Company"), in connection with legal issues relating to the issue of shares on the exercise of incentive stock options (individually a "Stock Option Agreement" and collectively "Stock Option Agreements") set out in exhibits 4.1 - 4.20 inclusive to the registration statement on Form S-8 signed by the Company on March 1, 2000, and to be filed under the Securities Act of 1933 (the "Registration Statement").

We have examined the Registration Statement and such other documents and records of the Company as we have deemed necessary for the purpose of this opinion. In doing so, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity of all documents submitted to us as copies to the originals.

Based on and subject to the foregoing, we are of the opinion that upon issuance of shares in the capital of the Company ("Shares") in accordance with the terms of any one of the Stock Option Agreements, and upon receipt by the Company of the consideration required for the Shares under the applicable Stock Option Agreement, the Shares will constitute duly authorized, validly issued, fully paid, and non-assessable common shares in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933.

This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and we disclaim any obligation to advise you of any change in these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth in this letter.

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We are opining only as to the matters expressly stated in this letter, and no opinion should be inferred as to any other matters.


Yours truly,

DALE W. WILCOX, A LAW CORPORATION
Per:

"Paul Hildebrand"
Paul A. Hildebrand